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                                                                     EXHIBIT 4.2


                                  AMENDMENT TO
            CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                            MEDIAL DISCOVERIES, INC.
                               a Utah corporation


         The undersigned, Judy M. Robinett and Stephen R. Drake certify that:

                  1. They are the duly acting President & CEO and Secretary, respectively, of Medical Discoveries, Inc. a corporation organized and existing under the laws of the State of Utah (the "CORPORATION").

Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Corporations Code of the State of Utah, said Board of Directors, pursuant to a meeting held on November 30, 2004, adopted a resolution amending the Certificate of Designations of Preferences and Rights of the Corporation's Series A Convertible Preferred Stock, as follows:

                  1. Section (b) Authorized Shares is deleted in its entirety and the following is inserted: "(b) Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be forty-two thousand (42,000) shares of such series."

                  2. Section (f)(iii) Conversion Price is deleted in its entirety and the following is inserted: "(f)(iii) Conversion Price. The number of shares into which one share of Series A Preferred Stock shall be convertible shall be determined by dividing the Series A Purchase Price by the then existing Conversion Price (as set forth below) (the "CONVERSION RATIO"). The "CONVERSION PRICE" per share for the Series A Preferred Stock shall be equal to eighty-five percent (85%) of the Market Price (as defined below and subject to adjustment as described below), rounded to the nearest ten thousandth; provided, however, that subject to the provisions of the next sentence, in no event shall the Conversion Price exceed $0.1967 (the "CEILING PRICE"). The Ceiling Price shall be further adjusted upon the occurrence of any event in paragraph (f)(i-v)-(vi)."

                  3.    All references to Floor Price are hereby deleted.

                  4. In all other respects the Certificate of Designations shall remain unchanged and in full force and effect.

                  5. The undersigned represent and warrant that approval of the shareholders of Medical Discoveries, Inc., is not required for this Amendment.

Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed at _____, _____, on this __ day of December, 2004.

                            Signature Page to Follow


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                                             /s/ Judy M. Robinett
                                             --------------------------------
                                             Name:  Judy M. Robinett
                                             Title: President & CEO


                                             /s/ Stephen R. Drake
                                             --------------------------------
                                             Name:  Stephen R. Drake
                                             Title: Secretary







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